Exhibit 3.3
CERTIFICATE OF INCREASE
OF
NUMBER OF SHARES
OF
SERIES B CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
NCI BUILDING SYSTEMS, INC.
(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)
          NCI Building Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),
          DOES HEREBY CERTIFY:
          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution increasing the number of authorized shares of Series B Cumulative Convertible Participating Preferred Stock of the Company:
RESOLVED FURTHER, that the number of shares of Series B Preferred Stock be increased from 400,000 to 825,000, and that each of the Authorized Officers be, and hereby is, authorized and directed to prepare or cause to be prepared and to execute and to file or cause to be filed with the Secretary of State of the State of Delaware a Certificate of Increase, increasing the number of shares constituting the Series B Preferred Stock from 400,000 to 825,000.

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 20th day of October 2009.

NCI BUILDING SYSTEMS, INC.
/s/ Mark E. Johnson
Mark E. Johnson
Executive Vice President, Chief Financial Officer and Treasure